UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 30, 2019

Easterly Government Properties, Inc.

(Exact name of Registrant as Specified in Its Charter)

Maryland	001-36834	47-2047728
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2101 L Street NW, Suite 650, Washington, D.C.		20037
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (202) 595-9500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	DEA	New York Stock Exchange

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 30, 2019, Easterly Government Properties, Inc. (the “Company”), and its operating partnership, Easterly Government Properties LP (the “Operating Partnership”), entered into a note purchase agreement (the “Purchase Agreement”), with the purchasers named therein, providing for the future issuance by the Operating Partnership of an aggregate of $275 million of fixed rate, senior unsecured notes (the “Notes”). The Notes are expected to be issued on or around September 12, 2019, subject to customary closing conditions. The following table sets forth the principal amount, interest rate and maturity date of the Notes by series (dollars in thousands):

Series	Principal Amount	Interest Rate	Maturity Date
Series A	$85,000	3.73%	September 12, 2029
Series B	$100,000	3.83%	September 12, 2031
Series C	$90,000	3.98%	September 12, 2034

Interest on the Notes will be payable semiannually. Pursuant to the Purchase Agreement, the Operating Partnership will be permitted to prepay at any time all, or from time to time any part of, the Notes, in the amount not less than 5% of the aggregate principal amount of the Notes then outstanding at (i) 100% of the principal amount so prepaid, together with accrued interest, and (ii) a make-whole amount that is calculated by discounting the value of the remaining scheduled interest payments that would otherwise be payable through the scheduled maturity date of the applicable Notes on the principal amount being prepaid. The Operating Partnership will have the right to make tender offers and will be required to make other prepayment offers under the terms set forth in the Purchase Agreement.

The Company and certain subsidiaries of the Operating Partnership (the “Subsidiary Guarantors”) will guarantee the obligations under the Notes.

Subject to the terms of the Purchase Agreement and the Notes, upon certain events of default, including, but not limited to, (i) a default in the payment of any principal, “make-whole” amount or interest under the Notes, and (ii) a default in the payment of certain other indebtedness of the Operating Partnership or of the Company or of the Subsidiary Guarantors, the principal and accrued and unpaid interest and the make-whole amount on the outstanding Notes will become due and payable at the option of the holders.

The Purchase Agreement and Notes also contains various covenants (including, among others, financial covenants with respect to debt service coverage, consolidated net worth, fixed charges and consolidated leverage and covenants relating to liens) and if the Operating Partnership or the Company breaches any of these covenants, the principal and accrued and unpaid interest and the make-whole amount on the outstanding Notes will become due and payable at the option of the holders.

Net proceeds from the private placement of the Notes are intended to be used to repay borrowings outstanding under the Company’s senior unsecured revolving credit facility, to fund other potential acquisition opportunities, for general corporate purposes, or a combination of the foregoing. The Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.  The Notes are to be issued and sold by the Operating Partnership in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Item 7.01 Regulation FD Disclosure.

On July 31, 2019, the Company issued a press release announcing the future issuance by the Operating Partnership of the Notes. A copy of that press release is furnished as Exhibit 99.1 to this Current Report. The information in this Item 7.01 of this Current Report, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall such information be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit:

Exhibit Number	Description

99.1	Press Release dated July 31, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTERLY GOVERNMENT PROPERTIES, INC.

By:	/s/ William C. Trimble, III
Name:	William C. Trimble, III
Title:	Chief Executive Officer and President

Date: July 31, 2019